Exhibit 99.3

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

ROYAL HAWAIIAN ORCHARDS, L.P.

Up to 11,100,000 Depositary Units Representing Class A Units
Issuable upon the Exercise of Non-Transferable Subscription Rights at $____ per Depositary Unit

__________ __, 2017

To Security Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being sent by Royal Hawaiian Orchards, L.P. (the “Partnership”) to nominee holders of its Depositary Units (the “Depositary Units”) representing Class A units of limited partnership interests of record at 5:00 p.m., Eastern time, on February 28, 2017 (the “Record Date”). The Partnership is making a distribution to holders of Depositary Units, at no cost to them, of non-transferable subscription rights (“Rights”) to purchase Depositary Units. The Rights Offering is described in the enclosed prospectus dated __________ __, 2017 (the “Prospectus”). We are asking you, as nominee for your clients who beneficially own our Depositary Units, to contact your clients to solicit instructions regarding exercise of Rights by such clients.

We are offering to holders of Depositary Units Rights to purchase up to 11,100,000 Depositary Units, as described in the Prospectus, at a cash price of $___ per whole Depositary Unit. For each Depositary Unit beneficially owned by your clients as of the Record Date, the client will receive one Right to purchase one Depositary Unit under a Basic Subscription Right. In addition, if the client exercises its Basic Subscription Right in full, it will be eligible to purchase any whole Depositary Units that are not purchased by other Rights Holders pursuant to an Over-Subscription Privilege. Exercise of the Over-Subscription Privilege by any client is subject to limitation and allocation as further described in the Prospectus. Please note that no subscription rights will be distributed for any fractional Depositary Units owned on the Record Date.

The Rights Offering will expire at 5:00 p.m., Eastern time, on __________ __, 2017. Your client’s rights to purchase Depositary Units in the Rights Offering will expire if you do not exercise Rights on their behalf by such time. Once submitted, all exercises of the Rights are irrevocable.

Enclosed are copies of the following documents:

1.	Management’s Letter to Holders of Depositary Units;

2.	Prospectus;

3.	A form of Letter to Clients that you may send to clients for whose accounts you hold our Depositary Units registered in your name or the name of your nominee;

4.	Beneficial Owner Election Form;

5.	Nominee Holder Certification;

6.	Notice of Guaranteed Delivery; and

7.	Notice of Tax Information.

Your prompt action is requested. We request that you promptly contact your clients to provide them with information about the Rights Offering, and solicit instructions from them. To exercise Rights on their behalf, you should deliver the properly completed and duly signed Beneficial Owner Election Form and the Nominee Holder Certification, with full payment of the subscription price for each Depositary Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Beneficial Owner Election Form, the Nominee Holder Certification and all other required subscription documents with payment prior to the expiration of the Rights Offering, unless the guaranteed delivery procedures described in the Prospectus are followed.

For additional copies of the enclosed materials and any questions or requests for assistance concerning the Rights Offering, please contact the information agent, D.F. King & Co., Inc., at (866) 356-7813.

Very truly yours,

Royal Hawaiian Orchards, L.P.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ROYAL HAWAIIAN ORCHARDS, L.P., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE DEPOSITARY UNITS ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.